                       Securities and Exchange Commission
                             Washington, D.C. 20547

                         ------------------------------
                                 SCHEDULE 14D-9
                                 (RULE 14d-101)

          SOLICITATION/RECOMMENDATION STATEMENT UNDER SECTION 14(d)(4)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment No. 1)

                             Shelter Properties VII
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                            (Name of Subject Company)

                             Shelter Properties VII
--------------------------------------------------------------------------------
                      (Name of Person(s) Filing Statement)

                            Limited Partnership Units
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                      None
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                      (CUSIP Number of Class of Securities)

                                 Patrick J. Foye
                            Executive Vice President
                   Apartment Investment and Management Company
                           Colorado Center, Tower Two
                   2000 South Colorado Boulevard, Suite 2-1000
                             Denver, Colorado 80222
                                 (303) 757-8101
--------------------------------------------------------------------------------
      (Name, Address, and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of the Person(s) Filing Statement)

                                   Copies to:
                                Gregory M. Chait
                                  Robert Barker
                     Powell, Goldstein, Frazer & Murphy LLP
                           191 Peachtree Street, N.E.
                                 Sixteenth Floor
                             Atlanta, Georgia 30303
                                 (404) 572-6600

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.


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         The information in the Offer to Purchase of AIMCO Properties, L.P.,
dated May 13, 2002 (the "Offer"), as supplemented by the Supplement to the Offer to Purchase, dated June 3, 2002, and Letter to Limited Partners, dated May 13, 2002, is incorporated herein by reference in answer to all of the Items of this
Schedule 14D-9 except as otherwise set forth below:

Item 2.  Identity and Background of Filing Person.

         This Amendment No. 1 to Schedule 14D-9 is being filed by Shelter Properties VII (the "Registrant"), a South Carolina limited partnership of which the general partner is Shelter Realty VII Corporation, a subsidiary of AIMCO Properties, L.P. The Registrant's business address is Colorado Center, Tower Two, 2000 South Colorado Boulevard, Suite 2-1000, Denver, Colorado 80222, and its telephone number is (303) 757-8101. The title of the class of equity securities to which this statement relates are the units of limited partnership interest of the Registrant.

Item 9.  Exhibits.

         (a) Offer to Purchase of AIMCO Properties, L.P. for Units of Limited Partnership Interest of Shelter Properties VII (Exhibit 1 to Schedule TO of AIMCO Properties, L.P., dated May 13, 2002, is incorporated herein by reference).

         (b) Letter to Limited Partners of Shelter Properties VII, dated May 13, 2002 (Exhibit 4 to Schedule TO of AIMCO Properties, L.P., dated May 13, 2002, is incorporated herein by reference).

         (c) Supplement to the Offer to Purchase of AIMCO Properties, L.P. for Units of Limited Partnership Interest of Shelter Properties VII (Exhibit 9 to Schedule TO/A of AIMCO Properties, L.P., dated June 3, 2002, is incorporated herein by reference).




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                                    SIGNATURE


         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 3, 2002


                                             SHELTER PROPERTIES VII


                                             By:  Shelter Realty VII Corporation
                                                  (General Partner)


                                             By:  /s/ Patrick J. Foye
                                                  ------------------------------
                                                  Executive Vice President


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                                  EXHIBIT INDEX


EXHIBIT NO.           DESCRIPTION
-----------           -----------
     (a)       Offer to Purchase of AIMCO Properties, L.P. for Units of Limited
               Partnership Interest of Shelter Properties VII (Exhibit 1 to
               Schedule TO of AIMCO Properties, L.P., dated May 13, 2002, is incorporated herein by reference).

     (b)       Letter to Limited Partners of Shelter Properties VII, dated
               May 13, 2002 (Exhibit 4 to Schedule TO of AIMCO Properties, L.P., dated May 13, 2002, is incorporated herein by reference).

     (c)       Supplement to the Offer to Purchase of AIMCO Properties, L.P.
               for Units of Limited Partnership Interest of Shelter Properties
               VII (Exhibit 9 to Schedule TO/A of AIMCO Properties, L.P., dated
               June 3, 2002, is incorporated herein by reference).